Exhibit 99.4

AMENDMENT NO. 2

TO THE

UNIFIED GROCERS, INC.

CASH BALANCE PLAN

Unified Grocers, Inc. (the “Company”) hereby amends the above-named plan (the “Plan”), effective as of January 1, 2013, as follows:

1. Section 6.5 of the Plan is hereby amended in its entirety to read as follows:

“Section 6.5: Postponed Retirement.

(a) If a Participant continues to be an Employee beyond his or her Normal Retirement Date, his or her corresponding participation in the Plan shall likewise continue. In such case, to the extent permitted by law and the applicable Regulations, the distribution of such a Participant’s benefits will be postponed until he or she actually ceases to be an Employee. A notice of such postponement shall be given to such a Participant in accordance with ERISA Section 203(a)(3)(B) and the Regulations thereunder. Such benefits shall begin to be distributed as of the Participant’s Late Retirement Date. If a Participant becomes an Employee after the distribution of such Participant’s benefits has commenced, distribution of such benefits shall nonetheless continue.

(b) This subsection shall apply in the event the notice described in the third sentence of the preceding subsection is not properly given. Effective for accruals on or after January 1, 2013, the benefit accrual otherwise required by the continued accrual requirements of Code Section 411(b)(1)(H) shall be reduced (but not below zero) by the actuarial value of any benefits paid or the amount of any actuarial adjustment under the Plan in the benefit payable for the Plan Year to a Participant because of a delay in the payment after the Participant’s attainment of his or her Normal Retirement Age. This actuarial adjustment may be taken into account for a Plan Year only to the extent it is made to the greater of (i) the Participant’s Accrued Benefit at the end of the prior Plan Year (including any actuarial adjustment made under the Plan for the prior Plan Year), and (ii) the Participant’s Normal Retirement Benefit at the end of the prior Plan Year determined by including benefit accruals required by the continued accrual requirements under Code Section 411(b)(1)(H). If the Accrued Benefit, as actuarially adjusted for the Plan Year for delayed payment, exceeds the Normal Retirement Benefit, as determined by including benefit accruals required for the Plan Year, the Plan shall provide the Accrued Benefit (as actuarially adjusted).”

* * * * * *

The Company has caused this Amendment No. 2 to be signed on the date indicated below, to be effective as indicated above.

“Company”

UNIFIED GROCERS, INC.

Dated: December 31, 2012	By:	/s/ Robert M. Ling, Jr.

	Its:	President & General Counsel